EXHIBIT 3.4

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 85701-4520 (776) 884 5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090631274-74 Filing Date and Time 08/21/2009 9:10 AM Entity Number C20921-2001

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

BioPharm Asia, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation. The designation of the series of Preferred Stock created hereby shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"), par value $0.001 per share.

2. Shares of Series A Preferred Stock Authorized. The number of shares of Series A Preferred Stock initially authorized hereby shall be 155,000 shares, which number may be increased from time to time by the Board of Directors upon any issuance of Series A Preferred Stock in accordance with Section 5 of this :Certificate of Designation and upon compliance with applicable law.

[The voting powers, preferences and relative, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preferred Stock are set forth on Appendix A annexed hereto and constituting a part of this Certificate of Designation.]

3. Effective date of filing: (optional)  _____________________________________________________________
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

x  /s/ Mike Guo, Chief Financial Officer
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

ANNEX A TO

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
BIOPHARM ASIA, INC.

Pursuant to Section 78.1955 of Chapter 78 of the
Revised Nevada Statutes

3. Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 3 shall have, for all purposes of this Certificate of Designation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

"Board of Directors" means the Board of Directors of the Corporation or any authorized committee of the Board of Directors.

"Business Day" means any day other than a Legal Holiday.

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Closing Price" means, with respect to any securities on any day, the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the NYSE Alternext US, or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

"Common Stock" means the common stock, par value $0.001 per share, of the Corporation. "Conversion Date" has the meaning set forth in Section 7(a).

"Conversion Price" means $2.00, subject to adjustment as set forth in Section 7 herein. "Corporation" means BioPharm Asia, Inc., a Nevada corporation.

"Holder" means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Corporation.

"Issue Date" means the first date on which any shares of Series A Preferred Stock are issued.

"Junior Securities" has the meaning set forth in Section 4 below.

"Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

"Liquidation Date" has the meaning set forth in Section 5 below.

"Liquidation Preference" means, as of any date and subject to adjustment based on stock splits, subdivisions or combinations with respect to the Series A Preferred, $2.00 plus an amount equal to 18.25% per annum from the date of issuance.

"Parity Securities" has the meaning set forth in Section 4 below.

"Person" means any individual, corporation, partnership, limited liability Corporation, joint venture, association, joint-stock Corporation, trust, unincorporated organization, other entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

"Redemption Date" means September 13, 2010.

"Redemption Price" means $2.60 per share.

"Senior Security" has the meaning set forth in Section 4 below.

"Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"Trading Day" means (x) if the applicable security is listed or admitted for trading on the NYSE Alternext US or another national securities exchange, a day on which the NYSE Alternext US or such other national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq Capital or Global Market or any other Nasdaq market, a day on which trades may be made on the Nasdaq Global or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

4. Ranking. The Series A Preferred Stock shall, with respect to distributions upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on parity with any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities") and junior to any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities").

5. Distributions Upon Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Corporation's Capital Stock (the date of such occurrence, the "Liquidation Date"), the Corporation shall, out of the assets of the Corporation available for distribution, make the following payments in respect of its Capital Stock:

a.  first, payments due in connection with the Senior Securities on the Liquidation Date, including any accumulated and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

b.  second, on a pro rata basis, payments (i) on shares of the Series A Preferred Stock equal to the Liquidation Preference per share of Series A Preferred Stock held by or due to such Holder and (ii) due on Parity Securities; and

c.  third, payments on any Junior Securities, including, without limitation, the Common Stock

After payment in full in cash of the Liquidation Preference to which Holders of Series A Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation.

6. Mandatory Redemption at the Option of the Holder.

a. Each Holder may request redemption of all (but not less than all) of the shares of Series A Preferred Stock owned by such Holder (subject to the legal availability of funds therefor) at the Redemption Price by written notice to the Corporation on or prior to the close of business on September 3, 2010.

b. If notice requesting redemption has been delivered to the Corporation by the Holder in accordance with Section 6(a) above and provided that on or before the Redemption Date all funds necessary for such redemption shall have been set aside by the Corporation separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption so as to be, and to continue to be available therefor, then, from and after the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender of the certificates for the shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require), such shares shall be redeemed by the Corporation at the Redemption Price on the Redemption Date.

7. Conversion.

a. Unless redeemed at the option of the Holder pursuant to Section 6 above, all shares of Series A Preferred Stock outstanding at the opening of business on September 6, 2010 (the "Conversion Date") shall automatically be converted into shares of Common Stock without any action on the part of the Holder at the Conversion Price effective as of the Conversion Date.

b. Any Holder whose shares have been converted pursuant to clause (a) shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of the transfer agent (which may be the Corporation) for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank. The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock, as such, shall cease.

c. Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time, as follows:

i.  In case at any time after the date hereof, the Corporation shall pay or make a dividend or other distribution on all or any portion of its Common Stock or shall make a dividend or other distribution on any other class of Capital Stock of the Corporation which dividend or distribution includes Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and- the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. If any dividend or distribution of the type described in this Section 7(c)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared..

ii.  In case at any time after the date hereof, all or any portion of the Common Stock outstanding shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely in case at any time after the date hereof, all or any portion of the shares of Common Stock outstanding shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

iii.  Notwithstanding any other provision of this Section 7(c), no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value. Without the prior approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation will not take any action (1) to increase the par value per share of the Common Stock or (2) that would or does result in any adjustment in the Conversion Price that would cause the Conversion Price to be less than the then par value per share of the Common Stock.

iv. Whenever the Conversion Price is adjusted as herein provided:

(1) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based; and

(2) a notice stating that the Conversion Price have been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed by the Corporation to all record Holders of shares of Series A Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

d. The Corporation shall not issue fractional shares or scrip representing fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead the Corporation shall pay a cash adjustment based upon the Closing Price of the Common Stock on the Business Day immediately preceding the date of conversion. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

e. In the event that the Corporation shall be a party to any transaction, including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), or (iii) any compulsory share exchange, pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter, to convert such share into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger or share exchange. The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive recapitalization, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

f. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock.

g. The Corporation shall pay any and all issue or other taxes that may he payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

h. In case:

i.  the Corporation shall authorize or take an action that would, upon consummation, require a Conversion Price adjustment pursuant to subparagraphs (i) or (ii) of Section 7(c); or

ii. of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

iii.  of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty days prior to the proposed record or effective date as the case may be, notice stating (x) the date on which a record (if any) is to be taken for the purpose of such action, dividend or distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined or (y) the date on which such action, reclassification, consolidation, merger, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such action, reclassification, consolidation, merger, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

i. For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

8. Voting Rights.

Except to the extent a class vote of the Holders of the outstanding shares of Series A Preferred Stock is required under Nevada law or this Certificate of Designations, the Holders of Series A Preferred Stock shall not have any voting rights with respect to the election of directors or any other matter upon which shareholders of the Corporation are entitled to vote.

9. Exclusion of Other Rights.

Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth or authorized in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Articles of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

10.  Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.  Severability of Provisions.

If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

12. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, exchanged or converted, shall (upon compliance with any applicable provisions of the Nevada Private Corporation Law) have the status, without any further action on behalf of the Corporation, of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issue of such shares as Series A Preferred Stock must be in compliance with the terms hereof.